UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CRIMSON EXPLORATION INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2012

____________________________________

Dear Crimson Stockholder:                                                                                                                                                                                                                                April 23, 2012

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Crimson Exploration Inc.  The Annual Meeting will be held on Wednesday, May 30, 2012, at 2:00 p.m., local time, at our offices located at 717 Texas, Suite 1600, Houston, TX 77002.

The enclosed Notice of Annual Meeting and the accompanying proxy statement describe the various matters to be acted upon during the Annual Meeting.  In addition, there will be a report on the state of our business and an opportunity for you to ask questions of our management.

You may vote your shares by submitting a proxy by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card or by voting your shares in person at the Annual Meeting.  The proxy card describes your voting options in more detail.  Our annual report to the stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, also accompanies the proxy statement.

The Annual Meeting gives us an opportunity to review our business results and discuss the steps we have taken to position our company for the future.  We appreciate your ownership of Crimson’s common stock, and I hope you will be able to join us at the Annual Meeting.

                                                          Sincerely,

                                                         Allan D. Keel
                                                         President and Chief Executive Officer

CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2012

The 2012 Annual Meeting of Stockholders of Crimson Exploration Inc., a Delaware corporation, will be held at 2:00 p.m., local time, on Wednesday, May 30, 2012 at our offices located at 717 Texas Avenue, Suite 1600, Houston, Texas 77002 for the following purposes:

(1)	the election of seven directors to our Board until the 2013 Annual Meeting of Stockholders;

(2)	holding an advisory vote on executive compensation;

(3)	holding an advisory vote on the preferred frequency of advisory votes on executive compensation;

(4)	ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

(5)	transacting such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on Monday, April 2, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.  Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices for 10 calendar days prior to the Annual Meeting.  The list will also be available during the Annual Meeting for inspection by stockholders.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

                                                       By Order of the Board of Directors,

Houston, Texas                                                                                                                                  John A. Thomas
April 23, 2012                                                                                                                                      General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2012

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended
December 31, 2011 of Crimson Exploration Inc. are available at
www.proxyvote.com

CRIMSON EXPLORATION INC.

PROXY STATEMENT

____________________________________

i

CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

____________________________________

PROXY STATEMENT

FOR

THE 2012 ANNUAL MEETING OF STOCKHOLDERS

___________________________________

Unless the context requires otherwise, references in this proxy statement to “Crimson,” “we,” “us” and “our” are to Crimson Exploration Inc., a Delaware corporation, and its consolidated subsidiaries.  Unless the context otherwise requires, references to the “stockholders” are to the holders of shares of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors of Crimson (our “Board”) to be voted at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 30, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof.

This proxy statement and accompanying form of proxy are being mailed to our stockholders on or about April 23, 2012.  Our Annual Report to Stockholders covering the fiscal year ended December 31, 2011 (the “2011 Annual Report”) is enclosed, but does not form any part of the materials for solicitation of proxies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice, including (1) the election of seven directors to our Board, each for a term ending on the date of the 2013 Annual Meeting of Stockholders, (2) voting on an advisory basis on executive compensation, (3) voting on an advisory basis on the preferred frequency of advisory votes on executive compensation, (4) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of Grant Thornton”) and (5) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.  Also, management will report on our performance during the last fiscal year and respond to questions from our stockholders.

What is a proxy?

A proxy is another person that you legally designate to vote your stock.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is “householding” and how does it affect me?

One copy of the Notice, this proxy statement and the 2011 Annual Report (collectively, the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified us that they want to continue receiving multiple packages.  This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of the Proxy Materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request in writing to our Investor Relations Department, Attn: Josh Wannarka, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7571. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.  The Proxy Materials are also available at www.proxyvote.com.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted at the Annual Meeting.

What is the record date and what does it mean?

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 2, 2012 (the “Record Date”).  The Record Date is established by our Board as required by Delaware law. On the Record Date, we had 46,084,304 shares of Common Stock issued and outstanding.

What is a quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the Record Date.  There must be a quorum for the Annual Meeting to be held.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is reached.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, stockholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting.  Neither our Certificate of Incorporation, as amended, nor our By-Laws allow for cumulative voting rights.

What is the difference between a stockholder of record and a “street name” holder?

Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned in street name.

•
Stockholder of Record.  If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, you are considered, with respect to those shares, the stockholder of record.  As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•
Street Name Stockholder.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at

•	the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

How do I vote my shares?

Stockholders of Record:  Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed proxy card.  Please have the proxy card in hand when you log onto the website.  Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 29, 2012.

•
By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 29, 2012.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street Name Stockholders:  Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
By Mail.  You may indicate your vote by completing, signing and dating your proxy card or other information forwarded by your bank, broker or other holder of record and returning it in the enclosed reply envelope.

•
By Methods Listed on Proxy Card.  Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•
In Person with a Proxy from the Record Holder.  You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee.  Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I revoke my proxy?

Yes.  If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to our company, Attn: John A. Thomas, 717 Texas Avenue, Suite 2900, Houston, Texas, 77002, no later than May 29, 2012;

•	submitting another proxy with new voting instructions by mail, telephone or the Internet voting system; or

•	attending the Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

May I vote confidentially?

Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (1) to meet applicable legal requirements or (2) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?

If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares.  If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of The NASDAQ Stock Market LLC (“NASDAQ”).

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you.  When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation) and Proposal 3 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes), and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 4 (Ratification of Grant Thornton) in the discretion of the record holder.

•
Proposal 1 (Election of Directors):  To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  This means that director nominees who receive the most votes are elected.  Votes may be cast in favor of or withheld from the election of each nominee.  Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.  Broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for directors.

•
Proposal 2 (Advisory Vote on Executive Compensation):  Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be treated as a vote against this proposal.  Broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal.  While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. Nevertheless, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions.

•
Proposal 3 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the and entitled to vote on the proposal.  Abstentions will be treated as a vote against this proposal.  Broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal.  Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the choice receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Even though this vote will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board, our Board intends to take into account the outcome of this vote in making a determination on the frequency when advisory votes on executive compensation will be included in proxy statements for future annual meetings.

•
Proposal 4 (Ratification of Grant Thornton):  Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions and broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal.

Our Board has appointed Allan D. Keel and E. Joseph Grady as the management proxy holders for the Annual Meeting.  If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable.  For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.

Our Board recommends a vote:

•	FOR each of the nominees for director;

•	FOR the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of the frequency of advisory votes on executive compensation every three years; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What happens if additional proposals are presented at the Annual Meeting?

Other than the matters specified in the Notice, we do not expect any matters to be presented for a vote at the Annual Meeting.  If you grant a proxy, the management proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-Laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear all expenses of soliciting proxies.  We have engaged Broadridge Financial Solutions to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for a fee of approximately $5,000, plus reimbursement for reasonable out-of-pocket expenses.  Our directors, officers and employees may also solicit proxies in person or by other means of communication.  Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.  In addition, we may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

May I propose actions for consideration at the 2013 Annual Meeting of Stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please read “Stockholder Proposals and Director Nominations for the 2013 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

CORPORATE GOVERNANCE AND OUR BOARD

General

Under our Certificate of Incorporation and By-Laws, the number of directors at any one time is set by resolution of our Board. Our Board currently consists of seven members.  Our Certificate of Incorporation and By-Laws provide for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Our Board held seven meetings during 2011 and acted one time by unanimous written consent.  During the last fiscal year two directors, Cassidy J. Traub and Ni Zhaoxing, attended fewer than 75% of the total number of meetings of our Board and committees on which that director served.

We encourage, but do not require, our directors to attend annual meetings of stockholders.  At our 2011 Annual Meeting of Stockholders, six out of the seven serving members of our Board attended.

Board Independence

As required under the listing standards of NASDAQ, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board.  Our Nominating and Governance Committee evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation and the recommendation of our Nominating and Governance Committee, our Board has determined that Messrs. Backsen, Ford, McCain, Pierce, Traub and Ni are each an independent director, as that term is defined in the listing standards of NASDAQ. In making its independence recommendation, the Committee noted in particular the following at the time of determination:

Messrs. Ford, Pierce and Traub

•
Mr. Ford is a managing director and both Messrs. Pierce and Traub are senior vice presidents of Oaktree Capital Management, LP (“Oaktree Capital Management”), which, through its affiliates OCM GW Holdings, LLC (“Oaktree Holdings”) and OCM Crimson Holdings, LLC (“OCM Crimson”), owns a significant amount of our Common Stock and is a holder of a significant amount of our debt.  This significant ownership position and debt holdings could result in the interests of Messrs. Ford, Pierce and Traub becoming misaligned with those of our smaller stockholders.

•	Oaktree Capital Management and its affiliates currently own, 15,537,344 shares of Common Stock, which represented 34.4% of our outstanding shares of Common Stock as of December 31, 2011.

•	An affiliate of Oaktree is also currently a holder of a significant amount of our debt through its 28.6% participation in our $175 million second lien term loan.

•
In reviewing the independence of Messrs. Ford, Pierce or Traub, our Nominating and Governance Committee noted that NASDAQ does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Our Nominating and Governance Committee also noted that Oaktree Capital Management is comprised of eight principals and approximately 600 employees with offices in 13 cities worldwide, has its headquarters in Los Angeles and has approximately $75 billion in assets under management.

Mr. Ni

•
Mr. Ni is Chairman and Chief Executive Officer of America Capital Energy Corporation (“ACEC”), which acquired 6,000,000 shares of our Common Stock, or 13.4% of all issued and outstanding shares of our Common Stock in a two step transaction in the fourth quarter of 2010, at the conclusion of which he was appointed to our Board.  Mr. Ni, ACEC and their affiliates collectively own 6,645,605 shares of our Common Stock, or 14.7% of all issued and outstanding shares of our Common Stock as of December 31, 2011.  This significant ownership position could result in the interests of Mr. Ni becoming misaligned with those of our smaller stockholders.

•
In reviewing the independence of Mr. Ni, our Nominating and Governance Committee noted that NASDAQ does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established a Compensation Committee, Audit Committee and Nominating and Governance Committee. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the listing standards of NASDAQ and applicable rules and requirements of the SEC.  The Board may also delegate certain duties and responsibilities to the committees it establishes; for example, the Board may delegate the duty of determining appropriate salaries for our executive officers from time to time.

Audit Committee

The Audit Committee was established to review and appraise the audit efforts of our independent registered public accounting firm, and monitor our accounts, procedures and internal controls. During 2011, the Audit Committee consisted of Messrs. McCain, Pierce and Traub.  The Audit Committee met five times in 2011. Upon review by and recommendation of our Nominating and Governance Committee, our Board has determined that Mr. McCain, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and is considered “independent” as described above.  Our Audit Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

Compensation Committee

The function of the Compensation Committee is to recommend for approval by our Board the annual salaries and other compensation for our executive officers and key employees. Our Compensation Committee consisted of Messrs. Backsen (Chairman) and Ford.  The Compensation Committee met two times in 2011.  Our Compensation Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”  Pursuant to its charter, the Compensation Committee has the following authority and responsibilities:

•	To establish and review our overall compensation philosophy;

•
To review and approve corporate goals and objectives relevant to our executive officers’ compensation, evaluate the performance of such officers and recommend for approval by our Board, the benefits, direct and indirect, of our executive officers based on this evaluation;

•	To review and recommend to our Board for approval all our equity compensation plans that are not otherwise subject to the approval of the stockholders;

•	To review and make recommendations to our Board for approval of all equity awards;

•	To review and monitor all employee pension, profit-sharing and benefit plans, if any; and

•	To make recommendations to our Board with regard to our compensation and benefit programs and practices for all employees.

The Board may also from time to time delegate additional authorities and responsibilities to the Compensation Committee.   To the extent permitted by applicable law, the Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems such action appropriate.   The Compensation Committee is not prohibited from delegating certain functions, and the Compensation Committee has done so on a limited basis in the past, and it may consider senior management’s recommendations regarding appropriate compensation for members of management reporting to them.  For example, in 2011, the Compensation Committee determined that the delegation of recommending certain executive compensation decisions to Messrs. Keel and Grady with respect to the compensation of our executive officers other than themselves was appropriate, as Messrs. Keel and Grady directly work with those executives and are thoroughly informed of the level of performance that the executive officers have achieved, as well as the duties the executive officers are tasked with, on a daily basis.  The Compensation Committee’s interaction with management in order to set and administer the executive compensation program is discussed in more detail under “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends nominees to our Board and oversees compliance with our corporate governance guidelines.  The Nominating and Governance Committee consists of three members of our Board, including Messrs. Ford (Chairman), Backsen and McCain.  The Nominating and Governance Committee did not hold any meetings in 2011.  The Nominating and Governance Committee has adopted a written charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

The principal functions of the Nominating and Governance Committee include:

•	To actively seek individuals qualified to become Board members, consistent with criteria approved by our Board, for recommendation to our Board;

•	To recommend director nominees to our Board for each committee of our Board;

•	To advise our Board about the appropriate composition of our Board and its committees;

•	To develop and recommend to our Board all new corporate governance principles and practices for our company;

•	To assist our Board in implementing our existing governance guidelines and any new governance principles and practices;

•	To oversee compliance with our corporate governance guidelines, including to conduct regular reviews of the governance guidelines and recommend to our Board any changes to the governance guidelines;

•	To lead our Board in its annual review of the performance of our Board, its committees and senior management; and

•	To perform such other functions as our Board may assign to the Nominating and Governance Committee from time to time.

Our Board currently does not have a formal process in place for identifying and evaluating nominees for directors. Instead, the Nominating and Governance Committee uses its network of contacts to identify potential candidates.  The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to our Board by a majority vote.

Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, the Nominating and Governance Committee informally considers each candidate’s background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Nominating and Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the oil and gas industry. These considerations help our Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of our Board in its oversight of our company.  The Nominating and Governance Committee assesses the effectiveness of this approach by reviewing from time to time the composition of our Board on an individual basis and as a whole.  Candidates for director are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders.  The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics.

To assist it with its evaluation of the director nominees for election at this (or any) annual meeting, the Nominating and Governance Committee took into account the factors listed above. Under the heading “Proposal 1: Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Nominating and Governance Committee and our Board believe will best serve the interests of our Board, our company and our stockholders.

Because the Nominating and Governance Committee believes that director nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended the nominee, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by stockholders.  For a description of the procedures that stockholders must follow in order to timely nominate director candidates, please see “Stockholder Proposals and Director Nominations for the 2013 Annual Meeting.”

Code of Ethics

We have adopted a “code of ethics” as defined by the applicable rules of the SEC, and it is posted on our website: www.crimsonexploration.com under “Corporate Governance.”

Board Leadership Structure

Our Board does not have a lead director or a Chairman.  Our Chief Executive Officer and President serves as a director on our Board, sets the agenda for each of our Board meetings and generally presides over the meetings of our Board.  However, each of our directors is expected to provide leadership for our Board in the areas where they have particular expertise and each of our Board members from time to time suggests topics for inclusion on the agenda for future Board meetings.  We believe that our leadership structure is appropriate because it strikes an effective balance between management and non-employee director participation in our Board process.  The role of our Chief Executive Officer and President helps to ensure communication between management and the non-employee directors, but also encourages each non-employee director to participate and contribute to our Board process, while also capitalizing on each director’s particular area of expertise as needed. It also increases the non-employee directors’ understanding of management decisions and our operations.

Board Risk Assessment and Control

Our risk management program is overseen by our Board and its committees, with support from our management.  Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.  A fundamental part of risk management is a thorough understanding of the risks a company faces, understanding of the level of risk appropriate for our company and the steps needed to manage those risks effectively.  As an example, we actively manage commodity price and interest rate risk by entering into appropriate hedge agreements with approved counterparties.  Our Board takes an active role in determining the types and levels of hedging activity to be pursued.  Together with management’s recommendations, our Board approves the counterparties with whom we enter into hedge agreements and the commodity levels hedged.  The involvement of the full Board in setting our business strategy is a key part of its overall responsibilities and together with management determines what constitutes an appropriate level of risk for our company.  Our Board believes that the practice of including all members of our management team in our risk assessments allows the Board to more directly and effectively evaluate management capabilities and performance, allows the Board to more effectively and efficiently communicate its concerns and wishes to the entire management team and provides all members of management with a direct communication avenue to the Board.

While our Board has the ultimate oversight responsibility for the risk management process, other committees of our Board also have responsibility for specific risk management activities.  In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements.  In setting compensation, the Compensation Committee approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy.

Communications with our Board

Stockholders desiring to communicate with our Board, or any director in particular, may do so by mail addressed as follows: Attn:  Board of Directors, Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002.  Our Chief Executive Officer, Chief Financial Officer or Corporate Secretary review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the Board (or individual director) if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter; or (2) the communication falls within the scope of matters generally considered by our Board.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of April 2, 2012, of each of our executive officers.  Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Position	Year First Elected Officer
Allan D. Keel	52	President, Chief Executive Officer and Director	2005
E. Joseph Grady	59	Senior Vice President and Chief Financial Officer	2005
A. Carl Isaac	48	Senior Vice President—Operations	2010
Jay S. Mengle	58	Senior Vice President—Engineering	2005
Thomas H. Atkins	53	Senior Vice President—Exploration	2005

Allan D. Keel’s biographical information may be found on page 38 of this proxy statement.

E. Joseph Grady was appointed Senior Vice President and Chief Financial Officer on February 28, 2005.    Mr. Grady has over 35 years of financial, operational and administrative experience, including over 25 years in the oil and gas industry.  Mr. Grady was managing director of Vision Fund Advisors, Inc. (“Vision Fund”), a financial advisory firm which he co-founded in 2001, until its dissolution in June 2008.  He was formerly Senior Vice President-Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004, Vice President-Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001 and held various financial management positions with Pelto Oil Company from 1980 to 1990, including Vice President-Finance from 1988 to 1990.  Mr. Grady received a Bachelor of Science degree in Accounting from Louisiana State University.

A. Carl Isaac appointed Senior Vice President of Operations on May 10, 2010. Mr. Isaac has more than 20 years of international and domestic experience in the oil and gas industry with previous senior management roles in engineering, operations and risk management. From 2007 to 2010, he was Executive Vice President of Beryl Resources, an oil and gas exploration and production company with operations in the Gulf of Mexico. Prior to joining Beryl Resources, Mr. Isaac served as the operating manager of oil and gas exploration and production for Equitable Production from August 1998 to April 2000, and he has previously served in operations management roles at Westport Resources, Kerr McGee and Enduring Resources. Mr. Isaac received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 1987 and has served on its Industry Advisory Board since 2005.

Jay S. Mengle was appointed Senior Vice President—Operations and Engineering on April 1, 2005 and served in that position until May 24, 2010, at which time he was appointed Senior Vice President—Engineering.  Mr. Mengle joined us after serving as the Shelf Asset Manager-Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources Corporation (“Westport”).  Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations.  Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp.  Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

Thomas H. Atkins was appointed Senior Vice President—Exploration on April 1, 2005.  Mr. Atkins served as the General Manager—Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining us.  Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager.  Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984.  Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution stockholders not to apply these statements to other contexts.

Introduction

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, whom we refer to in this proxy statement as our “named executive officers.”

Name	Principal Position
Allan D. Keel	Chief Executive Officer and President
E. Joseph Grady	Senior Vice President and Chief Financial Officer
Jay S. Mengle	Senior Vice President—Engineering
A. Carl Isaac	Senior Vice President—Operations
Thomas H. Atkins	Senior Vice President—Exploration

Objectives and Philosophy of Our Executive Compensation Program

Due to an aging of the industry employee base, and a shortage of new entrants into the industry, competition for high-caliber personnel experienced in the oil and gas industry has become very intense.  Accordingly, the objective of our compensation program is to establish a competitive compensation program with appropriate compensation packages for the wide variety of duties performed by our named executive officers.  In addition, we have sought to establish a competitive compensation program that motivates all of our employees, including our executive officers, to enhance long-term stockholder value.

Recognizing that attracting, retaining and motivating our executive officers to successfully perform demanding roles is critical to meeting our strategic business and financial goals, our compensation philosophy is that the compensation paid to our executive officers should be directly and materially linked to our achievement of our specific annual, long-term and strategic goals and to each officer’s individual contribution to the attainment of those goals.  We believe our overall compensation strategy of offering a balanced combination of annual and long-term compensation to our executive officers based upon corporate and individual performance helps maximize stockholder return and helps to assure our executive officer team is retained in an extremely competitive market for experienced executive level oil and gas professionals.

To achieve these objectives, we have historically evaluated the compensation paid to our executive officers based upon the following factors:

•	the appropriate mix of salary, cash incentives and equity incentives;

•	company growth and financial and operational performance, as well as individual performance; and

•
market analysis of the compensation packages of our executive officers compared to the compensation packages of executive officers at other oil and gas industry companies that are similar to ours in their operations, among other factors.

Except as otherwise noted below, we do not assign relative weights or rankings to these factors.  Instead, the Compensation Committee makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Setting Executive Compensation

On behalf of our Board, the Compensation Committee reviews and evaluates all compensation for our executive officers, including our compensation philosophy, policies and plans. The Board will have final approval of all compensation decisions made by the Compensation Committee with respect to our senior executive officers, unless and to the extent that a certain decision or element of compensation has been fully delegated to the Compensation Committee.   Our Chief Executive Officer and Chief Financial Officer also play important roles in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance target goals. For example, at least once each year the Chief Executive Officer and Chief Financial Officer present to the Compensation Committee their evaluation of each of the other named executive officers (including, the Chief Executive Officer’s evaluation of the Chief Financial Officer), which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following these presentations and a review of all relevant data, the Compensation Committee makes its own assessments and recommends to our Board regarding approval of the compensation for each named executive officer (or, to the extent delegated to the Compensation Committee, approves all or portions of the compensation for some or all executive officers). Although the Chief Executive Officer and the Chief Financial Officer each may make recommendations to the Compensation Committee regarding his own compensation, to the extent events or circumstances are applicable to all of our named executive officers as a group regarding compensation decisions, unless and to the extent delegated to the Compensation Committee, all final decisions regarding executive compensation remain with our Board, although the Compensation Committee’s recommendations to our Board have historically been largely accepted and approved by the Board.  The Compensation Committee does take into consideration our named executive officers’ total compensation, including base salary, annual incentives and long-term incentives, both cash and equity, when considering market based adjustments to our named executive officers’ compensation.

With respect to general compensation practices applicable to all officers, the Compensation Committee makes comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry through the use of energy industry compensation surveys from Effective Compensation Inc. (“ECI”).  ECI surveys are utilized as they are specific to the energy industry and derive their data from direct contributions from a large number of participating companies that we consider to be our peers.  The ECI surveys compile data from most companies that we currently consider to be in our peer group, as well as companies somewhat larger than us but with which we compete for talent.  The surveys were used to compare our executive compensation program against companies (the “Peer Group”) that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.

In January 2008, the Compensation Committee first retained Longnecker & Associates, an experienced compensation consulting firm that specializes in the energy industry and that has access to national compensation surveys and our compensation information, to conduct a company-wide review of our compensation policies and programs to determine our level of competitiveness in the oil and gas industry and advise the Compensation Committee as to whether modifications should be adopted in order to attract, motivate and retain key employees. The Compensation Committee engaged Longnecker & Associates again during the 2010 year for the purpose of getting information and recommendations regarding the compensation packages of Messrs. Keel and Grady, as well as for the more specific purpose of providing the Compensation Committee with recommendations regarding “underwater” stock options (or stock options that have an exercise price that is higher than the current market price for the underlying stock) held by certain employees.  With respect to the compensation packages for Messrs. Keel and Grady, Longnecker & Associates again provided the Compensation Committee with survey data and information regarding industry trends and practices.  For the 2011 year, the Compensation Committee took the Longnecker & Associates information, along with the most recent ECI survey data, and determined that increases were warranted with respect to Messrs. Keel, Grady and Atkin’s 2011 packages in order to bring these executives in line with the compensation packages that were commonly found at the peer companies for which we compete for executive talent.  For the 2012 year, the Compensation Committee again took the most recent ECI survey data, and determined that increases were warranted with respect to Messrs. Isaac, Mengle and Atkins’ 2012 packages in order to bring these executives in line with the compensation packages that were commonly found at the peer companies for which we compete for executive talent.  The increases that occurred in any specific element of compensation are discussed in greater detail below.

With respect to general compensation decisions made for 2011, the selected Peer Group for 2011 included Comstock Resources, Inc., Continental Resources, Inc. Energy XXI, PetroQuest Energy, Inc., Concho Resources, Inc., Callon Petroleum Company, Delta Petroleum Corp., Goodrich Petroleum Corporation, Dune Energy, Inc., Gastar Exploration Limited and Swift Energy Company. The Compensation Committee regularly reviews and refines the Peer Group as appropriate.  When we refer to “peers,” “peer group” or “peer companies” or similar phrases, we are referring to this list of companies, as it may be updated by the Compensation Committee from time to time.  The Peer Group was selected based upon the comparability of several quantitative metrics including oil and gas reserve base, production volumes, comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.  Our actual base compensation levels for 2011 were situated between the mid-point and the 75th percentile of the actual results of our Peer Group.

We believe that each element of compensation has been designed to complement the other components and, when considered together, to meet our compensation objectives; however, we do not have a policy or target for the allocation between short-term and long-term or cash and non-cash incentive compensation.  In order to ensure that we maintain an effective long-term incentive and retention program, the Compensation Committee determined that it would be appropriate to seek Longnecker & Associates guidance regarding certain outstanding stock options held by a number of our employees, including our named executive officers, as of the end of the 2010 year.  These stock options were considered “underwater,” meaning that the exercise price of the award was significantly higher than the value of the underlying stock for the award, and therefore they no longer provided meaningful incentive value to the holders, or retention value for our company, even though most were fully vested awards.  The Compensation Committee requested Longnecker & Associates to review the terms and conditions of our outstanding stock option awards and our equity plan, and to provide us with a comparative analysis regarding stock option exchanges that had been conducted at peer companies.  In February 2011 we completed an option exchange program for these underwater stock options.  We believe the exchange was effective in restoring the value, retention and incentivizing purpose of granting such awards under our compensation program.

Elements of Our Executive Compensation Program

General

The principal components of our executive compensation program include:

•	base salary;

•	performance-based cash incentive compensation;

•	performance-based long-term equity based incentive compensation;

•	discretionary cash incentive compensation;

•	discretionary long-term equity-based incentive compensation;

•	overriding royalty interest plan compensation (plan was terminated in February 2010);

•	severance benefits; and

•	other health and fringe benefits.

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the year at levels that we believe are competitive in the oil and gas industry and that are designed to allow us to attract, motivate and retain executive officers.  Base salaries are a major component of the total annual cash compensation paid to our executive officers and are reviewed annually by the Compensation Committee.  Unless delegated to the Compensation Committee, base salary determinations are made by our Board taking into consideration salary recommendations from the Compensation Committee.  The Compensation Committee considers senior management’s recommendations as to appropriate compensation for members of management reporting to them.

All of our executive officers are subject to employment agreements that provide for a fixed base salary.  These salaries were determined after taking into account many factors, including:

•	the historic salary structure within our company,

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	salaries paid for comparable positions at similarly-situated companies.

At the time the original employment agreements for certain officers were entered into in 2005, we set base salaries at the base salary comparables at or near the 50th percentile of salaries of comparable executive officers of our Peer Group, and held those base salary levels of our executive officers constant during fiscal years 2006 and 2007.  In early 2008, we approved increases to the annual base salaries of our named executive officers due to the dramatic increase in the size of our company and the tightening of the labor market.  In addition, in 2008 our Board approved and we entered into amended and restated employment agreements with our named executive officers to reflect the 2008 base salary increases and to, among other things, modify provisions relating to the federal income tax treatment of certain arrangements in order to meet the December 31, 2008 deadline for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), reflect other market-based changes in compensation approved in early 2008 by the Compensation Committee and provide for new terms of the agreements, since the initial terms of the existing employment agreements expired.  This Code section governs the treatment of deferred compensation which is broadly defined and thus has the potential to impact numerous types of compensation arrangements between us and our employees. If violated, Section 409A can result in adverse tax consequences to the employee. The Section 409A amendments to our compensation arrangements were intended to prevent any such adverse tax result on our employees. See “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”  Due to reduced capital availability, and its impact on our growth goals, no increases to annual base salaries of the executive officers were made during fiscal 2009.  For 2010, our Board, based on the recommendation of the Compensation Committee, approved minor increases to annual base salaries of our executive officers other than Mr. Isaac.    In 2011 our Board approved and we entered into amended and restated employment agreements with our named executive officers (other than Mr. Isaac ) primarily to amend the change of control provisions and provide for new terms of the agreements, since the initial terms of the existing employment agreements expired.  In connection with these amended and  restated employment agreements, the base salaries for Messrs. Keel, Grady and Atkins were increased (to the amounts noted in the table below) in order to bring their overall compensation packages in line with compensation packages for similar executives at Peer Group companies.

In February 2012, the Compensation Committee again considered the ECI surveys for all executive officers, and the contribution of each in 2011, in granting salary increases for 2012 in the amounts noted below for certain executive officers.  The salaries of Messrs. Keel and. Grady were held constant for 2012 while the base salaries for each of Messrs. Mengle, Atkins and Isaac were increased slightly to reflect market trends.

Name	2010	2011	2012
Allan D. Keel	$379,250	$450,000	$450,000
E. Joseph Grady	$348,500	$365,000	$365,000
Jay S. Mengle	$230,000	$230,000	$235,000
Thomas H. Atkins	$207,500	$220,000	$235,000
A. Carl Isaac	$230,000	$230,000	$240,000

Performance-Based Cash Incentive Compensation

Our named executive officers are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward all employees on the basis of our company attaining pre-determined performance measures.  As a result of anticipated low commodity prices during the 2009 year and the corresponding negative impact on revenues, a reduced capital expenditure budget, and the resulting impact on the ability to formulate meaningful performance goals for the plan for 2009, upon the recommendation of the Compensation Committee, our Board suspended the performance-based cash incentive compensation plan for the executive officers and all other company employees for the fiscal year ended December 31, 2009.  However, due to improved financial flexibility and improving general market conditions in early 2010, the Compensation Committee approved the reinstatement of the Performance Based Cash Incentive Plan for the 2010 fiscal year and each of our named executive officers participated in this plan during the year.  Following the temporary suspension of the bonus plan in 2009, the Compensation Committee determined that our philosophy with respect to the Performance Based Cash Incentive Plan should be modified in 2010 in order to provide the Compensation Committee with more flexibility to adjust the final awards for all employees, including our named executive officers, to better recognize their general contributions to the company’s success, individual strengths and individual efforts that each individual officer may have exerted on our behalf during the fiscal year. Thus, in certain years, the Compensation Committee has determined that it was appropriate to exercise discretion with respect to the bonus award amounts that could potentially be earned pursuant to the Performance Based Cash Incentive Plan if the Compensation Committee determined that all facts and circumstances did not warrant a payment of the full calculated bonus amount.  This discretion could be exercised at the sole discretion of the Compensation Committee, and could be based on the individual’s achievement or non-achievement, as applicable, of individual goals that the Compensation Committee felt were essential to any individual’s role or duties with our company.  The Compensation Committee did not have the authority to increase the bonus over the calculated amount under the Performance Based Cash Incentive Plan for such individual performance goals, however, in certain cases, additional discretionary amounts were awarded in recognition of specific contributions unrelated to the targets set for the Performance Based Cash Incentive Plan. Bonuses for the 2011 plan year under the Performance Based Cash Incentive Plan were limited to the calculated amount under the plan and no discretionary amounts were awarded to our executive officers for 2011.

Amounts potentially earned under the Performance Based Cash Incentive Plan are set at certain percentages of the participant’s base salary.  Percentages set for the 2011 year are detailed in the footnotes to the “Grants of Plan-Based Awards” for Fiscal Year Ended December 31, 2011” below.

Generally speaking, the Compensation Committee annually approves the quantitative performance goals that will make up the Performance Based Cash Incentive Plan award for five separate categories under the plan, usually within the first two months of the plan year.  The categories are reviewed annually by the Compensation Committee with input from our executive officers and adjusted, as needed, in order to reflect our current structure and operations.  Typically, and including the 2011 year, the categories consist of the following:

•	Oil and Gas Production Levels (“Production”). The Production goal is based on targeted performance levels for the fiscal year.

•
Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (“EBITDAX”).  EBITDAX is a non-GAAP measure we use as an approximation of cash flow from operations before tax.  Our definition of EBITDAX may differ from that of other companies and excludes Exploration (“Geological & Geophysical”) expenses, Exploration Dry Hole Costs (“DHC”) and other non-cash charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting.

•
Replacement of Oil and Natural Gas Reserves Depleted by Production (“Reserve Replacement”).  Reserve Replacement is a measure of our ability to replace oil and gas reserves over and above equivalent reserves depleted by oil and gas production during the fiscal year.

•
Finding and Development Costs (“F&DC”).  F&DC measures the cost to locate prospects, acquire production rights, drill and complete wells and install or construct production equipment and facilities per equivalent unit of proved reserves added ($/Mcfe) during the fiscal year, inclusive of revisions of prior year reserve estimates.

•
Cash Return on Invested Capital (“ROIC”).  ROIC is a measure of cash earnings before taxes (but excludes certain cash and non-cash expenses, including a specified portion of Geological and Geophysical expenses, depletion, depreciation and amortization expenses, DHC, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation — Stock Compensation”

(“FASB ASC Topic 718”) expenses, gains/losses from mark to market accounting on derivatives and gains/losses from asset impairment), divided by average invested capital reflected in stockholders’ equity for the year (consisting of the par value of our capital stock plus additional paid-in capital and retained earnings).

Each performance category was selected based on the Compensation Committee’s belief that it most accurately measures our corporate performance in relation to comparable oil and gas companies within our Peer Group.

Each year, the Compensation Committee establishes the “minimum,” “target” and “maximum” performance levels for each of the five performance categories and their appropriate weighting.  For each executive officer, the Compensation Committee determines the appropriate percentage allocation to be assigned for each category.  In most cases, when determining an executive officer’s bonus, the Compensation Committee gives equal weight to each category except when a particular performance category bears a more direct relationship to the executive officer’s areas of responsibility, in which case a particular performance category may be more heavily weighted.  For the 2011 year, the weighting of each of our named executive officers for each of the categories above is as follows:

Category	Mr. Keel	Mr. Grady	Mr. Isaac	Mr. Mengle	Mr. Atkins
Production	20%	20%	20%	20%	20%
EBITDAX	20%	20%	20%	20%	20%
Reserve Replacement	20%	20%	20%	20%	20%
F&DC	20%	20%	20%	20%	20%
ROIC	20%	20%	20%	20%	20%

Should our financial and operating results meet or exceed either the pre-determined “minimum,” “target” and “maximum” values assigned a particular performance category (with linear interpolations between each level), then each executive officer is paid an annual bonus that is a percentage of their annual salary.  The Compensation Committee retains the right to make what it determines to be appropriate adjustments to actual performance results for the year, to the extent it believes that adjustments are warranted.  For example, in determining the actual level of EBITDAX and ROIC for a particular year, it may exclude the effects of certain non-cash income/expense items such as the mark to market benefit/charge to our results of operations required by FASB ASC Topic 815, “Derivatives and Hedging,” non-cash charges to our results of operations related to FASB ASC Topic 718 for stock options or the variance in EBITDAX and ROIC caused by the variance in realized oil and gas prices compared to those incorporated into the performance goals (since prices are largely not within management’s control).

The percentage of annual salary potentially paid to an executive officer under this performance-based bonus award is dependent upon the extent to which pre-determined performance goals are met.  Payment of annual cash incentive bonuses to our executive officers is not guaranteed and is dependant upon our actual performance during the fiscal year, including meeting at least the “minimum” performance targets.

Bonuses under the Performance Based Cash Incentive Plan are typically paid out in cash to eligible employees (as defined in the plan) during the first quarter of the year following the fiscal year in which they are earned.  The 2011 Performance Based Cash Incentive Plan awards were paid in early March 2012.

Typically, after giving consideration to past company performance and peer performance, the Compensation Committee set these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.  We believe that the disclosure of performance targets would result in competitive harm to us and are therefore omitted since we are engaged in a highly competitive business, we may pursue opportunities in areas without first publicly disclosing our intention to do so and disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also believe that disclosure of our performance targets would undermine our on-going efforts to retain officers and other employees in a competitive employment atmosphere. Our business is highly dependent on attracting and keeping qualified, skilled employees. We believe that public disclosure of the performance targets used to determine the named executive incentive compensation would materially increase the ability of competitors to track current year bonus potential and tailor compensation packages designed to persuade officers and other employees to leave our company. In addition, it would give our competitors an unfair informational advantage with respect to competing for prospective employees.

The Compensation Committee has recommended and the Board recently approved performance goals and levels and assigned their respective weightings for fiscal year 2012 which are the substantially the same as those for 2011.   As such, we do anticipate that the Performance Based Cash Incentive Plan will be utilized during 2012 for all of our employees, including the named executive officers.

Discretionary Cash Incentive Compensation

As one way of accomplishing our executive compensation program objectives, the Compensation Committee has the ability to award discretionary cash bonuses to our executive officers for their contribution to our financial and operational success or to make necessary adjustments to the compensation package of an employee when appropriate.

In determining the terms for our 2011 stock option exchange program (described below), our Compensation Committee concluded that it would be inappropriate to grant our named executive officers options with an exercise price less than the price at which third parties had recently purchased Common Stock from the Company.  Accordingly, the options awarded pursuant to the exchange program were granted with an exercise price equal to the price at which third parties recently purchased Common Stock instead of the lower market price for our Common Stock.  The Compensation Committee further determined that it was appropriate to grant awards to our named executive officers that participated in the exchange program to make up the differential between the grant date value of the options actually awarded pursuant to the option exchange program and the grant date value of those options had the exercise price been the current market price of our Common Stock.  The Compensation Committee determined that deferred cash awards, subject to vesting and continued employment, and which are not dilutive to current shareholders, were appropriate to make up this differential.  One-half of this bonus was awarded in 2011 with the remaining one-half awarded in 2012, each payable immediately upon vesting.  Deferred bonus awards for 2011 under this program were $324,000 for Mr. Keel, $108,000 for Mr. Grady, $21,600 for Mr. Mengle and $18,384 for Mr. Atkins.  Each bonus award will vest and become payable in equal amounts over a three year period beginning on the first anniversary of the award.

Long-Term Equity-Based Incentive Compensation

We grant equity awards to give our executive officers a longer-term stake in our company.  The equity awards act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Compensation Committee occasionally grants equity awards in recognition of outstanding service to our company.  To achieve these objectives, the Compensation Committee has generally relied on the issuance of restricted stock and stock options.

General

We believe that stock options reduce immediate stockholder dilution, conserve shares available under our stock plans, align employees’ compensation goals with the creation of stockholder value and encourage our executive officers to take necessary and appropriate steps to increase our stock price.  We believe that restricted stock encourages our executive officers to adopt a view towards long-term value while providing a retention incentive even in the event of a decline in the stock price.  Our Board believes that the combination of stock options and restricted stock awards are an effective incentive for executive officers, managers and other key employees to create value for us and our stockholders since the value of restricted stock and options bear a direct relationship to appreciation in our stock price.  In addition, by using stock-based compensation, we can focus much needed cash flow, which would otherwise be paid out as bonus compensation, on the daily operations of our business.

With the exception of options granted to Mr. Isaac in connection with the commencement of his employment with the Company in 2010, no stock options were granted to our executive officers in fiscal years 2007 through 2010.  We chose to provide equity compensation in the form of restricted stock during those periods rather than stock options because restricted stock awards better incentivize our executive officers to build long-term value for our stockholders and provide a greater retention incentive in the current economic environment and at this stage of our development.

In line with our goal of providing the potential to create long-term value for our employees (and all stockholders) in an unfavorable market, the Compensation Committee determined that the outstanding underwater stock options held by certain employees, including our named executive officers, were not providing the value to our employees for which they were intended, and so certain stock options that were granted prior to 2007 became eligible for an exchange program that we initiated and completed in early 2011.  The stock option exchange program also included certain cash bonus awards, as described in greater detail above.    Mr. Isaac was granted a stock option award in 2011 for retention and incentive purposes.

As part of our compensation review process, we make changes from time to time to our long-term equity-based incentive compensation. We make changes to improve the retention incentives for our executive officers and to provide better incentives for the creation of long-term value for our stockholders.

LTIP

Our Compensation Committee and Board also approved in 2008 a performance-based long-term incentive plan (the “LTIP”) designed to reward employees with equity based compensation on the basis of our company attaining pre-determined performance measures, similar to our performance-based cash incentive compensation plan.  All grants made under the LTIP are performance based, are calculated as a percentage of base salary earned during the plan year and are to be made in the form of restricted stock and stock option grants under, and within the limits of, the 2005 Stock Incentive Plan.  All restricted stock awards and stock options granted pursuant to this plan vest over four years at a rate of 25% each year.

In 2011 we amended the 2005 Stock Incentive Plan to increase the maximum aggregate number of shares of Common Stock which may be issued upon exercise of all awards under that plan by two million shares, and to increase the annual limit for granting awards to any one participant be increased.

The pre-determined performance measures are the same as the measures under the performance-based cash incentive compensation plan and consistent with our existing criteria for performance awards under our 2005 Stock Incentive Plan: (1) Production; (2) EBITDAX; (3) Reserve Replacement; (4) F&DC; and (5) ROIC.

The Compensation Committee sets these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.  For fiscal 2009, equity grants under the LTIP were suspended at the recommendation of the Compensation Committee, and therefore, there were no regular LTIP distributions to either the executive officers or any other company employee.  The LTIP was again suspended at the beginning of the 2010 year although the Compensation Committee recommended and the Board approved certain one-time discretionary grants of restricted stock awards during 2010 to Messrs. Keel, Grady and Mengle, and certain other key employees following the Compensation Committee’s analysis and confirmation that such grants would not jeopardize our 2005 Stock Incentive Plan.  These grants were in recognition of the efforts of those individuals during late 2009 and 2010 in improving the financial flexibility of the Company during a turbulent period and in positioning the Company to commence an active 2010 drilling program.

For the 2011 year, equity grants under the LTIP generally remained suspended, and therefore, there were no regular LTIP distributions to either the executive officers or any other company employee although the Compensation Committee recommended and the Board approved certain one-time discretionary grants of restricted stock awards to our named executive officers and certain employees in recognition of the efforts of those individuals during 2011, although these awards were granted in early 2012.   In 2010 and 2011 Mr. Isaac received grants of restricted Common Stock and options to purchase Common Stock in connection with the execution of his employment agreement and for retention and incentive purposes, respectively.  These equity-based compensation awards were granted pursuant to our 2005 Stock Incentive Plan.

Overriding Royalty Interest Plan Compensation

We historically compensated certain employees through our Overriding Royalty Interest Plan (the “ORRI Plan”), which was designed to reward the efforts of employees who were successful in exploring for oil and natural gas on our behalf.  The program was available only to those employees that were directly involved in oil and natural gas exploration efforts, including Mr. Atkins, our Senior Vice President—Exploration, who was the only named executive officer entitled to benefits under this plan.  To be able to participate in the plan, a potential candidate must have been recommended for participation by our president and approved by the Compensation Committee.  Under the ORRI Plan, the participants shared a portion of the gross revenue interest attributable to the original working interest held by us in certain of the oil and natural gas producing properties generated by the exploration program.  Pursuant to the ORRI Plan, we paid Mr. Atkins $2,897 in 2009, $15,719 in 2010 (with $3,704 of the $15,719 attributable to amounts paid by third party operators to Mr. Atkins for production from properties subject to ORRI Plan) and $71,204 in 2011 (with $39,415 of the $71,204 attributable to amounts paid by third party operators to Mr. Atkins for production from properties subject to ORRI Plan).

The ORRI Plan was terminated by our Board effective February 3, 2010 as to all oil and gas leases acquired subsequent to that date except with regard to the previous overriding royalty interest awards made to Mr. Atkins covering the Haynesville unconventional resource play.  The ORRI Plan was terminated because the focus of our exploration efforts shifted to unconventional resource plays that were not qualified projects under the provisions of the ORRI Plan.

Severance Benefits

Each of the employment agreements to which our executive officers are subject provide for severance and change of control payments upon a termination or change of control.  Payments that are payable upon a termination or change of control are included in the respective employment agreement between the executive officer and our company.  We believe that the executive officers should be provided an incentive to consummate a change of control that would generate attractive returns for our stockholders. Without such an incentive, the executive officers may not diligently pursue such opportunities. In addition, severance provisions were included as a means of attracting and retaining executives and to provide replacement income if their employment is terminated because of a termination, except in certain circumstances. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are provided in the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other Benefits

In addition to base salaries, incentive compensation, equity awards, overriding royalty interest plan compensation and severance benefits, we provide other forms of compensation that are periodically reviewed by the Compensation Committee.  Except as otherwise indicated, these benefits are available to all employees, including our named executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and secure the continued employment of current employees.

•
401(k) Plan.   We have a defined contribution 401(k) Plan that is designed to assist our executive officers and employees in providing for their retirement.  Effective June 1, 2008, upon the recommendation of the Compensation Committee, our Board approved an amendment to our 401(k) Plan to provide for 100% matching of each participant’s deferral contributions up to 6% of the participant’s compensation.    Effective January 1, 2009, we began matching 100% of each participant’s deferral contributions up to 6% of the participant’s compensation, and we made an aggregate contribution of $77,000 to the accounts of our named executive officers during 2011.

•
Health and Welfare Benefits.  As with all of our employees generally, our executive officers are eligible to participate in medical, dental, vision, life insurance and accidental death and disability to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees.  This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation.  As a result, the perquisites and other personal benefits we provide to our executive officers are limited and typically do not exceed $10,000 per person in any fiscal year.

Other Matters

Tax and Accounting Treatment of Executive Compensation Decisions

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million per person paid in any year to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer and the chief executive officer), with certain “performance-based compensation” being specifically exempt from this deduction limit.  During fiscal year 2011, none of our employees subject to this limit received Section 162(m) compensation in excess of $1.0 million.  Consequently, the requirements of Section 162(m) did not affect the tax deductions available to us in connection with our senior executive compensation program for fiscal year 2011.

We account for stock-based awards based on their grant date fair value, as determined under FASB ASC Topic 718.  In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Compensation Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s compensation decisions.

Stock Ownership Guidelines and Hedging Prohibition

We do not currently have ownership requirements or a stock retention policy for our named executive officers.  We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock.  We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Risk Considerations in our Overall Compensation Program

We believe that our compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to our long-term performance, we mitigate any short-term risk that could be detrimental to our long-term best interests and the creation of stockholder value. Our equity-based performance awards are subject to multi-year vesting periods and derive their value from our total performance, which we believe further encourages decision-making that is in the long-term best interests of us and our stockholders.  We believe that in the aggregate, our compensation program discourages any risk-taking that could be detrimental to the long-term interests of our company, our performance, or our stock price. In conclusion, we believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Crimson Exploration Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

                                               THE COMPENSATION COMMITTEE,

                                               B. James Ford
                                               Lee B. Backsen

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities during the fiscal years ended December 31, 2009, 2010 and 2011.

Summary of Compensation Table for the Fiscal Years Ended December 31, 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)		All Other Compensation(6) ($)	Total ($)
Allan D. Keel	2011	444,104	324,000	752,000	584,247	344,800		51,055	2,500,206
Chief Executive	2010	377,708	—	146,308	—	335,000		45,273	904,289
Officer and President	2009	370,000	259,000	296,302	—	—		50,742	976,044

E. Joseph Grady	2011	363,625	108,000	451,200	198,604	282,300		54,047	1,457,776
Senior Vice President	2010	347,083	—	134,300	—	308,000		54,373	843,756
and Chief Financial Officer	2009	340,000	238,000	215,518	—	—		59,247	852,765

A. Carl Isaac (7)	2011	230,000	—	337,500	139,201	147,700		39,057	893,458
Senior Vice President—	2010	148,173	58,000	75,001	227,373	97,000		20,863	626,410
Operations

Jay S. Mengle	2011	230,000	21,600	192,000	41,273	147,700		42,776	675,349
Senior Vice President—	2010	230,000	16,000	173,800	—	133,000		36,148	588,948
Operations and Engineering	2009	220,000	85,000	114,785	—	—		44,335	464,120

Thomas H. Atkins	2011	218,958	18,834	182,400	35,128	211,904	(5)	29,055	695,829
Senior Vice President—	2010	206,250	20,000	—	—	151,719	(5)	28,773	406,724
Exploration	2009	200,000	70,000	106,154	—	10,897	(5)	28,742	415,793

(1)
For a description of the amounts included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program— Performance-Based Cash Incentive Compensation” and “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program— Long-Term Equity-Based Incentive Compensation.”

(2)
Represents the aggregate fair value of shares of Common Stock and options to purchase Common Stock awarded the Executive Officer on the respective award grant dates as computed in accordance with FASB ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K. See note 11 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2012 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

(3)
No stock option awards were awarded the executive officers in 2009 or 2010, other than the grant awarded to Mr. Isaac in 2010 in connection with the his employment agreement.  Grants were awarded to Messrs. Keel, Grady, Mengle and Atkins in February 2011 and Mr. Keel was granted additional options in June of 2011, in each case, as part of the aforementioned exchange program for underwater stock options.  The grant-date fair value of these awards represents the incremental value associated with such grants in excess of the value of the options being forfeited as part of this exchange.  A grant was awarded to Mr. Isaac in August 2011 for retention and incentive purposes.

(4)	For a description of the amounts included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Performance-Based Cash Incentive Compensation.”

(5)
Mr. Atkins was paid $2,897 in 2009, $15,719 in 2010 and $71,204 in 2011 pursuant to his vested interests in an Overriding Royalty Interest Plan that was terminated in 2010. The remainder of the amount in this column for the 2010 ($136,000) and 2011 ($140,700) years reflects the amount of the Performance-Based Cash Incentive Compensation award granted to Mr. Atkins.

(6)	Amounts included in this column are attributable as follows:

		Matching 401(k) Contributions ($)	Insurance Premiums ($)	Total ($)
Allan D. Keel	2011	22,000	29,055	51,055

E. Joseph Grady	2011	16,500	37,547	54,047

		Matching 401(k) Contributions ($)	Insurance Premiums ($)	Total ($)
A. Carl Isaac	2011	16,500	22,557	39,057

Jay S. Mengle	2011	22,000	20,776	42,776

Thomas H. Atkins	2011	—	29,055	29,055

(a)	Mr. Atkins did not participate in the 401(k) plan for the 2011 year.

(b)	Represents premium payments made on behalf of the executive officers for medical, dental, vision, life insurance and accidental death and dismemberment coverage.

(7)
Mr. Isaac entered into his employment with us in May 2010, thus there is no historical compensation to report for him for the year 2009, and amounts reflected as paid to him for the year 2010 show only the amounts paid to him for his partial year of service.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our named executive officers under any plan, including awards, if any, that have been transferred during the fiscal year ended December 31, 2011.

Grant of Plan-Based Awards for Fiscal Year Ended December 31, 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($) (2)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All other Option Awards: Number of Shares(#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Allan D. Keel	2/18/2011(3)	1/20/2011	222,000	377,000	533,000		500,000	5.00	463,116
	3/9/2011	1/20/2011				85,000			335,750
	6/16/2011(3)	1/20/2011					175,000	5.00	121,131
E. Joseph Grady	2/18/2011(3)	1/20/2011	182,000	309,000	436,000		225,000	5.00	198,604
	3/9/2011	1/20/2011				58,000			229,100
A. Carl Isaac	3/9/2011	1/20/2011	92,000	161,000	230,000	24,667			97,435
	8/15/2011	8/12/2011				50,000	75,000	3.45	284,701
Jay S. Mengle	2/18/2011(3)	1/20/2011	92,000	161,000	230,000		45,000	5.00	41,273
	3/9/2011	1/20/2011				38,000			150,100
Thomas H. Atkins	2/18/2011(3)	1/20/2011	88,000	153,000	219,000		38,300	5.00	35,128
	3/9/2011	1/20/2011				45,833			181,040

(1)
For the fiscal year ending December 31, 2011, the amounts included in the “threshold,” “target” and “maximum” columns represent, assuming the attainment of the appropriate targeted performance goals, 50%, 85% and 120%, respectively, of the annual base salaries for Messrs. Keel and Grady and 40%, 70% and 100%, respectively, of the annual base salaries for Messrs. Isaac, Mengle and Atkins.  Amounts actually earned for the 2011 year and paid in the 2012 year were included in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table above.

(2)
Under the performance-based incentive compensation plan, this category is referred to as the “minimum” payout level, assuming a minimum percentage (typically, and with respect to the 2011 year, 90%) of the performance targets are met during the year.

(3)	These grants were awarded to Messrs. Keel, Grady, Mengle and Atkins in 2011 as part of the aforementioned exchange program for underwater stock options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

We entered into amended and restated employment agreements with our then-current executive officers other than Mr. Isaac during 2011.  We entered into an amended and restated employment agreement with Mr. Isaac in April 2012.  The compensation provisions of the employment agreements were designed with input from Longnecker & Associates and ECI and contain a compensation package designed to motivate and retain the executive officers.

The employment agreements with all of our named executive officers are similar and were entered into to provide an incentive for consistent, longer-term performance and achievement of strategic objectives, to compensate our named executives for the value of their contributions, to provide total compensation that is flexible enough to respond to changing market conditions, to align compensation with performance, provide total compensation that will motivate and retain our executive officer, and support an internal culture of company loyalty and dedication to our interests.

The agreements entered into with Messrs. Keel and Grady each provide for a term of three years and the agreements entered into with Messrs. Mengle, Atkins and Isaac each provide for a term of two years.  Each agreement provides for automatic yearly extensions of the term, after the initial term, unless we or the officer elects not to extend the agreement.

Each agreement provides for a base salary (which is subject to increase at the discretion of our Board or a committee thereof) and participation in our Annual Cash Incentive Bonus Plan and LTIP. The initial base salaries of the executive officers for 2011 were as follows: Mr. Keel, $450,000; Mr. Grady, $365,000; Mr. Mengle, $230,000; Mr. Atkins, $220,000 and Mr. Isaac, $230,000.  As mentioned previously, the initial base salaries for the executive officers for 2012 are as follows: Mr. Keel, $450,000; Mr. Grady, $365,000; Mr. Mengle, $235,000; Mr. Atkins, $235,000 and Mr. Isaac, $240,000.

Under our Annual Cash Incentive Bonus Plan, the executives are eligible to receive cash bonuses contingent upon attainment of annual personal and corporate goals established by our Board or a committee thereof.  The agreements entered into with Messrs. Keel and Grady provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 50%, 85% and 120%, respectively, of such executive’s base salary, and the agreements entered into with Messrs. Mengle, Atkins and Isaac provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 40%, 70% and 100%, respectively, of such executive’s base salary.  No cash awards are paid under this plan if the corporate performance criteria for at least the “minimum” award level are not met.

The employment agreements also contain provisions for payment of severance benefits upon termination of employment.  A discussion of applicable severance benefits is provided below under “—Potential Payments upon Termination or Change of Control.”

Stock Awards

In early 2011, the Compensation Committee recommended and the Board approved awards of restricted Common Stock under the 2005 Stock Incentive Plan of 85,000, 58,000, 24,667, 38,000 and 45,883 for Messrs. Keel, Grady, Isaac, Mengle and Atkins, respectively.  The 2011 awards were granted, in part, for performance of the officers in the 2010 year and for retention and incentive purposes, and will be reflected in the Grants of Plan Based Awards table for 2011.  In addition, Mr. Isaac was awarded $50,000 shares of restricted Common Stock in 2011 for retention and incentive purposes.  In February 2012, the Compensation Committee recommended and the Board approved awards of restricted Common Stock under the 2005 Stock Incentive Plan of 235,000, 141,000, 60,000, 60,000 and 57,000 for Messrs. Keel, Grady, Isaac, Mengle and Atkins, respectively.   The 2012 awards were granted, in part, for performance of the officers in 2011, and will be reflected in the Grants of Plan Based Awards table for 2012.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

Name	Year	Percentage of Total Compensation Paid in Base Salary and Annual Cash Incentive Awards
Allan D. Keel	2011	44.51%

E. Joseph Grady	2011	51.72%

A Carl Isaac	2011	42.27%

Jay S. Mengle	2011	59.13%

Tommy H. Atkins	2011	64.56%

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our named executive officers as of December 31, 2011.

Outstanding Equity Awards as of December 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Allan D. Keel	125,000	375,000	5.00	2/17/21	168,750	(4)	482,625
		175,000	5.00	6/16/21	61,729	(5)	176,545
					34,725	(6)	99,314
					85,000	(7)	243,100

E. Joseph Grady	56,250	168,750	5.00	2/17/21	56,250	(4)	160,875
					44,899	(5)	128,411
					31,875	(6)	91,163
					58,000	(7)	165,880

A. Carl Isaac	15,000	85,000	3.31	5/9/20	19,260	(8)	55,084
		75,000	3.45	8/15/21	24,667	(7)	70,548
					50,000	(9)	143,000

Jay S. Mengle	11,250	33,750	5.00	2/17/21	28,125	(4)	80,438
					23,913	(5)	68,391
					41,250	(6)	117,975
					38,000	(7)	108,680

Thomas H. Atkins	9,575	28,725	5.00	2/17/21	23,969	(4)	68,551
					22,115	(5)	63,249
					45,833	(7)	131,082

(1)
The exercisable but unexercised options vested on the first anniversary dates of the date of grant.  For Messrs. Keel, Grady, Mengle and Atkins the vesting date was February 18, 2011 and for Mr. Isaac the vesting date was May 10, 2011.

(2)
Upon a change in control, all unvested equity awards held by our named executive officers will become vested and, in the case of options, exercisable. See “—Potential Payments upon Termination or Change of Control—Severance Payments.”

(3)	The market value of the unvested restricted stock was determined using the closing price of our Common Stock on December 30, 2011 of $2.86 per share (as December 31, 2011 was not a trading day).

(4)
The restricted stock awards reflected in this row vest over a five year period in annual increments commencing September 8, 2009, according to the following schedule: 12.5% (year 1), 12.5% (year 2), 12.5% (year 3), 12.5% (year 4) and 50.0% (year 5).

(5)
The restricted stock awards reflected in this row vest over a four year period in annual increments commencing February 26, 2010, according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(6)	The restricted stock awards vest over four years commencing May 18, 2011 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(7)	The restricted stock awards vest over four years commencing March 9, 2012 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(8)	The restricted stock awards vest over four years commencing May 10, 2011 according to the following schedule: 15% (year 1), 25% (year 2), 25% (year 3), and 35% (year 4).

(9)	The restricted stock awards vest over four years commencing August 15, 2012 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

Option Exercises and Stock Vested

The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2011 on an aggregated basis with respect to each of our named executive officers.  During this time, no named executive officers exercised any stock option awards.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allan D. Keel	30,865	134,571	(1)
	11,575	45,374	(3)
	11,000	36,080	(4)
	33,750	94,500	(5)
Total	87,190	310,525

E. Joseph Grady	22,450	97,882	(1)
	10,625	41,650	(3)
	11,000	36,080	(4)
	11,250	31,500	(5)
Total	55,325	207,112

A. Carl Isaac	3,399	11,625	(2)

Jay S. Mengle	11,957	52,133	(1)
	13,750	53,900	(3)
	11,000	36,080	(4)
	5,625	15,750	(5)
Total	42,332	157,863

Thomas H. Atkins	11,058	48,213	(1)
	11,000	36,080	(4)
	4,793	13,420	(5)
Total	26,851	97,713

(1)
The restricted stock was issued in fiscal 2009 and vested on February 26, 2011.  The value was determined using the closing price of our Common Stock of $4.36/share on the vesting date.  Mr. Grady, Mr. Atkins and Mr. Mengle elected to satisfy their individual federal tax withholding obligations with vested shares based on the $4.36/share price.  Accordingly, Mr. Grady had 4,816 shares withheld, Mr. Atkins had 2,836 shares withheld and Mr. Mengle had 2,565 shares withheld.

(2)	The restricted stock was issued in fiscal 2010 and vested on May 10, 2011. The value was determined using the closing price of our Common Stock of $4.42/share on the vesting date.

(3)
The restricted stock was issued in fiscal 2010 and vested on May 18, 2011.  The value was determined using the closing price of our Common Stock of $3.92/share on the vesting date.  In order to satisfy his individual federal tax withholding obligation, Mr. Mengle had 3,637 shares withheld.

(4)
The restricted stock was issued in fiscal 2007 and vested on August 1, 2011.  The value was determined using the closing price of our Common Stock of $3.28/share on the vesting date.  In order to satisfy their individual federal tax withholding obligations, Mr. Mengle and Mr. Atkins each had 2,910 shares withheld.

(5)
The restricted stock was issued in fiscal 2008 and vested on September 8, 2011.  The value was determined using the closing price of our Common Stock of $2.80/share on the vesting date.  In order to satisfy their individual federal tax withholding obligations, Mr. Mengle had 1,483 shares withheld and Mr. Atkins had 1,268 shares withheld.

Potential Payments upon Termination or Change of Control

Payments that would have been payable to executive officers having employment agreements with us upon a termination or change of control are included in the respective employment agreement between the executive officer and us.  Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are described above under the Summary Compensation Table, as well as below.

Each of the employment agreements provides for severance and change of control payments in the event we terminate an officer’s employment without “Cause” or if the officer terminates for “Good Reason” or due to his death or disability.  The employment agreements also provide for acceleration of vesting of equity awards if we terminate an officer without “Cause” or if an officer terminates for “Good Reason,” if such awards are not subject to performance-based vesting, or upon death or disability.  The employment agreements for Mr. Keel and Mr. Grady provide that, following a Change of Control, each of such executive officers has thirty days to make a one-time election to terminate his employment for any reason and if such an election is made, the termination shall be considered a termination by the executive for Good Reason pursuant to a Change of Control.

“Cause” generally means (A) continued failure by the executive officer to perform substantially the executive’s duties and responsibilities (other than a failure resulting from permanent disability) that is materially injurious to our company and that remains uncorrected for 10 days after receipt of appropriate written notice from our Board; (B) reliable evidence of engagement in willful, reckless or grossly negligent misconduct that is materially injurious to our company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of the executive with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if executive is acquitted at trial or on appeal, the executive will be deemed to have been terminated without Cause; (D) the indictment of the executive with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the executive is acquitted at trial or on appeal then the executive will be deemed to have been terminated without Cause; or (E) a material breach by the executive of any provisions of the employment agreement that is materially injurious to our company and that remains uncorrected for 10 days following written notice of such breach by our company to the executive identifying the provision of the employment agreement that we determined has been breached.

“Good Reason” generally means one or more of the following conditions arising not more than six months before the executive’s termination date without the executive’s consent: (A) a material breach by us of any provision of the employment agreement; (B) assignment by our Board or a duly authorized committee thereof to the executive of any duties that materially and adversely alter the nature or status of the executive’s position, job descriptions, duties, title or responsibilities from those of such executive officer’s prior position, or eligibility for our compensation plans; (C) requirement by us for the executive officer to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on company business to an extent substantially consistent with his obligations under their employment agreement; (D) a material reduction in the executive officer’s base salary in effect at the relevant time; or (E) exclusion of the executive officer from eligibility for our active bonus or benefits plan as described above or a material reduction in the executive officer’s award levels under such plans.  Notwithstanding anything in the executive’s employment agreement to the contrary, Good Reason will exist only if the executive provides notice to us of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and we fail to remedy the condition on or before the 30th day following its receipt of such notice.

“Change of Control” under the employment agreements generally means the occurrence of any one or more of the following events:

(i)      We are not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of any entity other than a previously wholly-owned subsidiary of ours), or in the case of a reverse merger in which our management and the executive officer do not assume control of the surviving entity;

(ii)     We sell or exchange in a single transaction or in a series of related transactions occurring in the 12-month period ending on the date of the most recent sale or exchange, assets having a gross fair market value equal to 40% or more of the total gross fair market value (determined without regard to any liabilities associated with such assets) of all of our assets immediately before such transfer or transfers, to any other person or entity (other than to (A) an entity controlled by us immediately after the transfer, (B) a stockholder of our company (immediately before the transfer) in exchange for or with respect to its stock, (C) a person or entity that directly or indirectly owns 40% or more of the total value or voting power of all of our outstanding stock immediately after the transfer, (D) an entity,

40% or more of the total value or voting power of which is directly or indirectly owned by us immediately after the transfer);

(iii)    Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Oaktree Capital Management or its affiliates, or any other person, entity or group that is considered to own more than 40% of the outstanding shares of our voting stock (based upon voting power), acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of our voting stock (based upon voting power); or

(iv)    As a result of or in connection with a contested election of directors, a majority of members of our Board is replaced by directors whose election is not endorsed by a majority of members of our Board before the date of the election.

Under the 2005 Stock Incentive Plan, “Change in Control” generally means (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Oaktree Holdings or its affiliates; (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) other than Oaktree Holdings or its affiliates, becomes the beneficial owner directly or indirectly of more than 50% of the voting power of our company; or (d) incumbent directors cease for any reason to constitute at least a majority of our Board, excluding certain reincorporation or holding company transactions or a public offering resulting in our company being listed or approved for listing on a national securities exchange.

Severance Payments

Assuming termination or a change of control of our company on December 31, 2011, each named executive officer would have been entitled to the payments provided below. As no severance payments will become due to the named executive officers upon a termination by the executive without Good Reason, or by us for Cause, those termination scenarios are not reflected in the table below.  These numbers could not be determined with any certainty unless or until the applicable scenario below actually occurred, thus the amounts are solely estimates and the actual payout to each executive officer in the event of one of these scenarios below is subject to change.

Name	Termination by Employee For Good Reason (4,5,7)	Termination Without Cause (4,5,7)	Termination upon Change of Control (4,5,7)	Death or Permanent Disability (6)	Change of Control (8)
Allan D. Keel
•Severance Payments(1,3)	$2,376,452	$2,376,452	$2,376,452	$2,160,000	$—
•Health Insurance Continuation(9)	87,165	87,165	87,165	87,165	—
Unvested & Accelerated
•Restricted Stock Units	1,001,583	1,001,583	1,001,583	1,001,583	1,001,583
•Stock Options	—	—	—	—	—
•Option Exchange Deferred Cash Bonus(10)	675,000	675,000	675,000	675,000	675,000

E. Joseph Grady
•Severance Payments(1,3)	$1,935,427	$1,935,427	$1,935,427	$1,752,000	$—
•Health Insurance Continuation(9)	112,641	112,641	112,641	112,641	—
Unvested & Accelerated
•Restricted Stock Units	546,329	546,329	546,329	546,329	546,329
•Stock Options	—	—	—	—	—
•Option Exchange Deferred Cash Bonus(10)	225,000	225,000	225,000	225,000	225,000

Name	Termination by Employee For Good Reason (4,5,7)	Termination Without Cause (4,5,7)	Termination upon Change of Control (4,5,7)	Death or Permanent Disability (6)	Change of Control (8)
A. Carl Isaac
•Severance Payments(2,3)	$755,400	$755,400	$755,400	$782,000	$—
•Health Insurance Continuation(9)	45,114	45,114	45,114	45,114	—
Unvested & Accelerated
•Restricted Stock Units	268,631	268,631	268,631	268,631	268,631
•Stock Options	—	—	—	—	—

Jay S. Mengle
•Severance Payments(2,3)	$755,400	$755,400	$755,400	$851,000	$—
•Health Insurance Continuation(9)	41,552	41,552	41,552	41,552	—
Unvested & Accelerated
•Restricted Stock Units	375,484	375,484	375,484	375,484	375,484
•Stock Options	—	—	—	—	—
•Option Exchange Deferred Cash Bonus(10)	45,000	45,000	45,000	45,000	45,000

Tommy H. Atkins
•Severance Payments(2,3)	$696,400	$696,400	$696,400	$767,750	$—
•Health Insurance Continuation(9)	58,110	58,110	58,110	58,110	—
Unvested & Accelerated
•Restricted Stock Units	262,883	262,883	262,883	262,883	262,883
•Stock Options	—	—	—	—	—
•Option Exchange Deferred Cash Bonus(10)	38,300	38,300	38,300	38,300	38,300

(1)
In the event the employment of Messrs. Keel and Grady is terminated by us without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2.99 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive Bonus, (B) health insurance benefits for 36 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.  Had the employment of Messrs. Keel and Grady been terminated by us without Cause or by them for Good Reason in 2011, Mr. Keel would have been paid $3,345,212 and Mr. Grady would have been paid $2,258,347 plus the value of health insurance benefits for three years from the termination date, estimated at $29,055 per year for Mr. Keel and $37,547 per year for Mr. Grady.

(2)
In the event the employment of Messrs. Isaac, Mengle and Atkins is terminated by us without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive  Bonus, (B) health insurance benefits for 24 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.  Had the employment of Messrs. Isaac, Mengle and Atkins been terminated by us without Cause or by them for Good Reason in 2011, Mr. Mengle would have been paid $798,600, Mr. Isaac would have been paid $755,400 and Mr. Atkins would have been paid $733,168 plus the value of health insurance benefits for two years from the termination date, estimated at $22,557 per year for Mr. Isaac, $20,776 per year for Mr. Mengle and $29,055 per year for Mr. Atkins.

(3)
If no annual cash incentive bonus was paid for the year before the year in which such officer’s employment was terminated, if termination was by us without Cause or by the executive officer for Good Reason, Messrs. Keel and Grady are entitled to receive 2.99 times the amount of discretionary bonuses paid to such officer, and Messrs. Mengle, Isaac and Atkins are entitled to receive 2 times the amount of discretionary bonuses paid to such officer within the 12 month period preceding termination.

(4)
If not in connection with a Change of Control, we terminate the executive officer’s employment without Cause or the officer terminates his employment for Good Reason, the executive officer will receive half of the cash severance amount in a lump sum within 15 days of his termination date and half the number of months of health insurance benefit continuation.  The executive officer will not be entitled to the remainder of the cash severance payment, and the remaining number of months of health insurance continuation, unless the executive officer gives notice to us within 30 days before conclusion of 50% of the Non-Compete Term that he agrees, for the remainder of the Non-Compete Term to comply with the non-compete and non-solicitation provisions of such officer’s respective employment agreement.  In such event, the executive officer will receive the remainder of his cash severance payment and an extension of his health insurance benefits for 18 months for Messrs. Keel and Grady and 12 months for Messrs. Mengle, Isaac and Atkins payable in a lump sum within 15 days after the date of conclusion of 50% of the Non-Compete Term.

(5)
Under each executive officer’s stock option agreements and restricted stock awards under our 2005 Stock Incentive Plan, in the event of a Change of Control, termination by us without Cause or termination by the executive officer for Good Reason, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 350,204 shares for Mr. Keel, 191,024 shares for Mr. Grady, 131,288 shares for Mr. Mengle, 93,927 shares for Mr. Isaac and 91,917 shares for Mr. Atkins.  As of December 31, 2011, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of our Common Stock on that date was less than the weighted average exercise price of the stock options.

(6)
In the event of death or disability during 2011, each executive officer will be entitled to: (i) his pro rata Base Salary and pro rata Target Annual Cash Incentive Bonus through the date of termination for the year in which termination occurs, plus a lump sum amount equal to the greater of:  (1) the remainder of the base salary that would have been earned by the executive officer under the executive’s employment agreement between the date of his death or permanent disability and the expiration of the then current term of the employment agreement, or (2) 12 months of base salary plus the executive’s Target Annual Cash Incentive Bonus for the year of termination; and (ii) full acceleration of vesting for all stock, stock option and other equity awards.  See footnote #5 above for a description of the number and value of outstanding equity-based awards.

(7)
If the severance payment is made as a result of termination by us without Cause or by the Employee for Good Reason within 12 months after a Change of Control, we will pay the entire cash severance amount in a lump sum on the executive officer’s date of termination.

(8)
Upon a change in control, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 350,204 shares for Mr. Keel, 191,024 shares for Mr. Grady, 131,288 shares for Mr. Mengle, 93,927 shares for Mr. Isaac and 91,917 shares for Mr. Atkins.  As of December 31, 2011, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of our Common Stock on that date was less than the weighted average exercise price of the stock options.  For all the shares of restricted stock granted on or before December 31, 2011, acceleration of vesting will occur upon a “Change in Control” as defined in our 2005 Stock Incentive Plan, rather than a Change of Control as defined in the applicable employment agreement.

(9)
If the employment of Messrs. Keel and Grady is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by our group health plan may be reimbursed for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 36 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.  If the employment of Messrs. Mengle, Isaac or Atkins employment is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by our group health plan may be reimbursed for group health plan continuation coverage under COBRA for up to 24 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.

(10)
As discussed under “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Discretionary Cash Incentive Compensation,” as part of the aforementioned option exchange program each of our named executive officers that participated in the program was awarded a deferred cash bonus in order to make up the differential between the value of the options received by our named executive officers as part of the aforementioned exchange program and the value of such options had the exercise price been the then current market price of our Common Stock.  The unvested (and unawarded, if applicable) portions of each executive officer’s option exchange deferred cash bonus will become fully vested on the same conditions as unvested restricted stock and option awards.

Non-Compete and Non-Solicitation Provisions

The agreements generally require that each executive officer not engage in competition with us in any geographic area in which we own a material amount of oil, gas or other mineral properties, during the period commencing upon execution until the date ending: (A) on the date of termination if terminated by us for Cause, or (B) in all other cases of termination, at the end of a period of consecutive months following the date of termination equivalent to 50% of the number of months for which the executive officer is entitled to receive severance benefits assuming (if applicable) the executive officer will give the required notice as described in the employment agreement.  Each executive officer is also subject to non-solicitation provisions during the term of the non-compete provisions prohibiting the executive officer from inducing or soliciting any other executive or officer of ours to terminate their employment with us.

Gross Up Payments

Pursuant to the respective employment agreements, if it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by us or by another entity in the event of a Change of Control is subject to the imposition of an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax, we will pay the executive officer an additional payment in an amount equal to that required to result in the executive officer receiving, after application of the excise tax, a net amount that would have been received by the executive officer had the excise tax not applied.

DIRECTOR COMPENSATION

General

Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling their fiduciary duties.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2011. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended December 31, 2011

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

B. James Ford	$41,000	-	$41,000
(Chairman of Nominating and Governance Committee)

Lon McCain	$57,500	$50,000	$107,500
(Chairman of Audit Committee)

Lee B. Backsen	$41,000	$50,000	$91,000
(Chairman of Compensation Committee)

Adam C. Pierce	$45,000	-	$45,000

Cassidy J. Traub	$31,000	-	$31,000

Ni Zhaoxing	$12,500	$50,000	$62,500

(1)
Represents the aggregate fair value of restricted Common Stock on the respective award grant dates as computed in accordance with FASB ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K. See note 11 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Retainer/Fees and Equity Compensation

Upon the recommendation of the Compensation Committee, on November 21, 2008 our Board approved an amended compensation plan for non-employee directors (the “Plan”).  For the 2011 plan year, each director received a $30,000 annual retainer, with a $2,000 meeting attendance fee ($1,000 if by telephone) for each full board, Audit and Compensation Committee meeting.  The chairmen of the Audit and Compensation Committees were entitled to receive an annual retainer of $13,500 and $6,000, respectively, for 2011.

For the 2011 plan year, each non-employee director for which such year was his first year of service was entitled to receive $50,000 of restricted Common Stock, subject to a three-year vesting schedule.  Each non-employee director for which such year was not his first year of service was entitled to receive $50,000 in restricted Common Stock, subject to a one-year vesting requirement.  The number of shares to be awarded is determined based on the fair market value of our Common Stock as of the close of trading on the date of grant.  Messrs. Ford, Pierce and Traub, as employees of Oaktree Capital Management, have elected not to receive stock awards.

In addition, the Plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

The Compensation Committee engaged Longnecker & Associates in late 2011 for the purpose of benchmarking the Company’s compensation package for non-executive directors to those of the Company’s peers.  Longnecker & Associates provided the Compensation Committee with survey data and information regarding industry trends and practices.  In early 2012, to reflect industry practices and trends and to adjust the compensation paid to non-executive directors to near the 50th percentile of our Peer Group, the Board approved the following modifications to the Plan: an increase in the annual retainer from $30,000 to $40,000, an increase in the annual retainer for the chairman of the Audit Committee from $13,500 to $20,000 and an increase in the value of restricted Common Stock to be awarded annually, upon re-election to the Board, from $50,000 to $75,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ford and Backsen served on the Compensation Committee during fiscal year 2011.  None of the directors who served on the Compensation Committee during fiscal year 2011 has ever served as one of our officers or employees.  During fiscal year 2011, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

We have not formally adopted policies or procedures for approval of related person transactions.  Our Board or our Nominating and Governance Committee annually reviews related person transactions with respect to directors as part of their annual assessment of director independence.  Other related person transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.  In general, transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of our Board.  Under our Code of Business Conduct and Ethics, situations that present a potential conflict between personal interests and the interests of our company are to be avoided and prompt disclosure in writing to our Senior Vice President and Chief Financial Officer of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest is required.

Transactions

Since January 1, 2011, we have not participated in (or proposed to participate in) any transactions with related persons.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Our Board consists of seven directors.  Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.

Our Board has nominated each of the directors listed below for re-election as directors to serve until the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal.  We did not pay any third-party fees to assist in the process of identifying or evaluating candidates nor did we receive any stockholder nominations for director.  Each nominee is currently a director and was previously elected to our Board by the stockholders in 2011.  Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.

Stockholders may not cumulate their votes in the election of our directors.  We have no reason to believe that the nominees will be unable or unwilling to serve if elected.  However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.

Information About Director Nominees

The following table sets forth the names and ages, as of April 2, 2012, of our current directors, each of whom is a director nominee for re-election at the Annual Meeting.  There are no family relationships between any of our directors and executive officers. In addition, there are no other arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director.

Name	Age	Position	Year First Elected Director
Allan D. Keel	52	President, Chief Executive Officer and Director	2005
Lee B. Backsen	71	Director	2005
B. James Ford	43	Director	2005
Lon McCain	64	Director	2005
Adam C. Pierce	33	Director	2008
Cassidy J. Traub	30	Director	2009
Ni Zhaoxing	55	Director	2010

Allan D. Keel was appointed Chief Executive Officer and President and joined our Board on February 28, 2005.  Before joining us, Mr. Keel was Vice President/General Manager of Westport Resources, Houston office, during 2004.  In this role he was responsible for its Gulf of Mexico operations including acquisitions, development and exploration.  In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico.  From mid-2000 until mid-2001, Mr. Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments.  From mid-2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company (“Mariner”), a majority owned affiliate of Enron.  Subsequent to Enron’s bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree Capital Management in an effort to acquire Mariner.  From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport, where he established and built the Gulf of Mexico division.  From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company’s exploration, joint venture and acquisition activities.  Mr. Keel was initially appointed to our Board in 2005 by the holders of our Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by OCM GW Holdings, LLC (“Oaktree Holdings”), an affiliate of Oaktree Capital Management, prior to the conversion of all such preferred stock in December 2009.  Mr. Keel has been re-elected to our Board each year since his initial appointment.  He received a Bachelor of Science degree and a Master of Science degree in Geology from the University of Alabama and a Masters of Business Administration degree from the Owen School of Management at Vanderbilt University.

As our Chief Executive Officer and President, Mr. Keel gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies.  He also provides leadership skills, executive management experience and knowledge of our local community and business environment, which he has gained through his long career in the oil and gas industry.

Lee B. Backsen became a member of our Board on June 1, 2005.  Mr. Backsen is an oil and gas exploration consultant with 48 years experience in the industry holding senior exploration management positions with Burlington Resources Inc., UMC Petroleum Corporation, General Atlantic Gulf Coast Inc., Kerr-McGee Corporation, Pelto Oil Company, Spectrum Oil and Gas Company and Shell Oil Company.  From 2004 to 2008, Mr. Backsen was Vice President—Exploration for Andex Resources, LLC, a private oil and gas producing company, and was responsible for sourcing exploration joint ventures.  From 2000 to 2009, Mr. Backsen was a consulting geologist for Andex Resources, LLC, Continental Land & Fur Co., Inc., Drilling Risk Management Inc and Grant Geophysical, Inc., for whom he screened exploratory prospects in the Texas and Louisiana Gulf Coast Basins. Mr. Backsen has been re-elected to our Board each year since his initial appointment.   He earned a Bachelor of Science degree and Masters of Science degree in Geology from Iowa State University.

Mr. Backsen provides our Board with broad oil and gas exploration and operational experience through his many years of service in the industry.  Mr. Backsen also brings to our Board geological and geophysical, general engineering, management and corporate governance expertise.

B. James Ford became a member of our Board on February 28, 2005.  Mr. Ford is a Co-Portfolio Manager and Managing Director of Oaktree Capital Management.  Before joining Oaktree Capital Management in June 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated.  He currently serves as a director of EXCO Resources, Inc. (“EXCO”), and Cequel Holdings.  Mr. Ford serves on the Board for several privately-held companies in which Oaktree Capital Management has invested.  He also serves as an active member of the Children’s Bureau Board and as trustee of the Stanford Graduate School of Business Trust.  Mr. Ford was initially appointed to our Board in 2005 by the holders of our Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Ford has been re-elected to our Board each year since his initial appointment.  He earned a Bachelor of Arts degree in Economics from the University of California at Los Angeles and a Masters of Business Administration degree from the Stanford University Graduate School of Business.

Mr. Ford has extensive historical knowledge about our company through his role at Oaktree Capital Management.  Through his role at Oaktree Capital Management and his service as a director of multiple public and private companies, Mr. Ford also brings to our Board investment and financial experience, experience analyzing risks and strategy of energy investments, and guidance regarding corporate governance matters.

Lon McCain became a member of our Board on June 1, 2005.  Between July 2009 and August 2010, Mr. McCain served as the Chief Financial Officer and Executive Vice President of Ellora Energy, Inc, an independent oil and gas exploration and production company.  Before joining Ellora Energy Inc. in 2009, he previously served as Vice President, Treasurer and Chief Financial Officer of Westport, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004.  From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry.  From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation and Ceres Capital.  He currently serves as a director of the publicly held Cheniere Energy Partners L.P. and Continental Resources Inc.  Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004.  Mr. McCain has been re-elected to our Board each year since his initial appointment.  He received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver.

Mr. McCain provides our Board with extensive investment and financial experience in the oil and gas industry as well as accounting and audit experience.  He also provides leadership skills, corporate governance expertise and knowledge of our business environment, which he has gained through his long career in the oil and gas industry.  Mr. McCain brings years of public company management and board experience, including serving on audit committees of various energy and energy-related companies.

Adam C. Pierce was appointed to our Board on January 24, 2008. Mr. Pierce is a Senior Vice President of Oaktree Capital Management.  Prior to joining Oaktree Capital Management in 2003, he was an investment banker with J.P. Morgan Chase & Company. Mr. Pierce does not serve on any other boards of directors of a publicly traded company.   Mr. Pierce was initially appointed to our Board in 2008 by the holders of our Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Pierce has been re-elected to our Board each year since his initial appointment.  Mr. Pierce received a Bachelor of Arts degree in Economics with a focus on Business Administration from Vanderbilt University.

Mr. Pierce provides our Board financial market insight through his experiences in the investment banking industry.  As a director of several private companies, Mr. Pierce brings to our Board leadership skills including investment and financial experience, and experience analyzing risks and strategy for energy investments.

Cassidy J. Traub was appointed to our Board effective December 7, 2009 pursuant to a resolution adopted by our Board, which increased the number of board members to a total of six directors.  Mr. Traub is a Vice President of Oaktree Capital Management.  Prior to joining Oaktree Capital Management in 2005, Mr. Traub served as an Analyst at UBS Investment Bank, from July 2003 to July 2005, where he was involved in various aspects of mergers and acquisitions, leveraged buyouts, initial public offerings and debt financings. Mr. Traub does not serve on any other boards of directors of a publicly traded company.   Mr. Traub has been re-elected to our Board each year since his initial appointment.  Mr. Traub received an A.B. degree in Economics with an emphasis in Finance from Princeton University.

Mr. Traub provides our Board experience in finance and investment banking as well as valuable strategic insight.

Ni Zhaoxing became a member of our Board on December 22, 2010.  In 2007, Mr. Ni established ACEC, a company focused on investment in oil and gas exploration projects and companies in the U.S.  In 1992, Mr. Ni founded ACEC’s parent company, Shanghai Zhong Rong Property Group, Ltd. (“Zhong Rong Group”), a private multi-faceted Shanghai-based company with operations in real estate, energy, mining, commercial property management and financial investments.  Mr. Ni currently serves as Chairman and Chief Executive Officer of both Zhong Rong Group and ACEC.  He also serves as an as a Member of the World Trade Center Association, Vice-Chairman of the World Eminence Chinese Business Association, and Deputy Director of the Market Committee of China General Chamber of Commerce.  Mr. Ni was initially appointed to our Board in 2010 by ACEC in its capacity as holder of our Series I Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  All of the shares of Series I Preferred Stock were formerly held by ACEC prior to the conversion of all such preferred stock in December 2010.  Mr. Ni earned a Master’s degree in Archaeology at the Central Academy of Fine Arts in China.

Through his role at ACEC and his experience with both U.S. and international investments in oil and gas exploration, Mr. Ni brings to our Board investment and financial experience including making and managing energy investments, and analyzing risks and strategy of individual energy projects.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement, including under “Compensation Discussion and Analysis” and “Executive Compensation.”

We believe the advisory vote is appropriate because we seek to have a comprehensive executive compensation program that is designed to link our executives’ compensation as closely as possible with our performance while also aligning the executives’ interests with those of our stockholders. We continually monitor our executive compensation program and modify it as needed to strengthen the link between compensation and performance and to maintain our competitive position within the oil and gas industry with respect to the search for and retention of highly capable executive personnel.

We believe that our 2011 compensation actions demonstrate our focus on the above principles.  In particular, in 2011:

•
Our annual base salary determinations were made by the Board based on the recommendation of the Compensation Committee or by the Compensation Committee (to the extent such authority has been delegated by the Board), which utilized ECI surveys specific to the oil and gas industry to ensure base salaries of our executives remain in line with market levels of our Peer Group within the oil and gas industry;

•
We continued to deliver a significant portion of our executives’ compensation in variable compensation components, including performance-based cash incentive compensation, performance-based long-term equity compensation, discretionary cash incentive compensation and discretionary long-term equity-based compensation, which, in the case of equity compensation, included equity awards with vesting conditions; and

•
We also continued to tie performance-based cash incentive compensation to a range of our company performance metrics designed to lead to the creation of stockholder value, including Production, EBITDAX, Reserve Replacement, F&DC and ROIC.

These actions were designed to link a significant portion of total compensation in 2011 to company and individual performance, while at the same time allowing us to remain competitive with our peers with respect to overall executive compensation.

This advisory vote is not intended to address any specific item of compensation, but rather our overall compensation principles, policies and practices and the compensation of our named executive officers for the fiscal year 2011, which are described in detail in this proxy statement under the headings entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

Based on the above, we request that you indicate your support for our executive compensation practices by voting in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the disclosure contained in Compensation Discussion and Analysis, Executive Compensation and the compensation tables and other narrative executive compensation disclosures.”

Although, as an advisory vote, this proposal is not binding upon our Board, the Compensation Committee, which is comprised solely of independent directors and is responsible for making recommendations and decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the results of the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions.

OUR BOARD RECOMMENDS A VOTE “FOR”
THE ADOPTION, ON AN ADVISORY BASIS, OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:
ADVISORY VOTE ON  THE PREFERRED FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires us to provide an advisory stockholder vote to determine how often to present the advisory stockholder vote to approve the compensation of our named executive officers of the nature reflected in Proposal 2 (Advisory Vote on Executive Compensation).  Accordingly, stockholders have the option to vote, on an advisory basis, on whether future advisory votes on named executive officer compensation should occur every one year, every two years or every three years.

The Board has determined that an advisory vote on executive compensation every three years is the best approach based on a number of considerations, including the following:

•
Our executive compensation program is designed to link our executives’ compensation with long-term performance and stockholder value creation.  For example, as discussed in the Compensation Discussion and Analysis, a significant portion of the overall compensation of our named executive officers is in the form of long-term equity-based compensation.  A vote held every three years would be more consistent with, and provide better input on, such long-term compensation;

•
An advisory vote every three years would give the Compensation Committee sufficient time to thoughtfully consider the results of the stockholder advisory vote to recommend to the Board the implementation of any desired changes to our executive compensation policies and procedures based on such results and would give the Company sufficient time to implement any changes approved by the Board; and

•
A three-year cycle would provide stockholders sufficient time to evaluate the effectiveness of the short- and long-term compensation strategies and related business outcomes of our company. We believe a short review cycle will not allow for a meaningful evaluation of our performance against our executive compensation practices, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our Common Stock.

Stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when the advisory vote to approve the compensation of our named executive officers does not occur. As discussed under “Communications with our Board,” we provide stockholders an opportunity to communicate directly with our Board on any issue, including executive compensation.

Stockholders may indicate their preferred voting frequency by voting for the option of three years, two years, or one year, or may abstain from voting. We will consider stockholders to have expressed a non-binding preference for the frequency that receives the highest number of favorable votes. Due to the non-binding nature of this preference, our Board may decide that it is in the best interests of our stockholders and our company to hold the advisory vote to approve the compensation of our named executive officers more or less frequently than the option preferred by our stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4:

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

With authority granted by our Board, the Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012.  Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Representatives from Grant Thornton will be present at the Annual Meeting.  These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees associated with audit and other professional services provided to us by Grant Thornton LLP for 2010 and 2011.

	2010	2011
Audit Fees(1)	$392,586	$413,565
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$392,586	$413,565
__________
(1)
Audit fees are for audit services, including the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations.  These fees included audit fees for the performance of annual audits of our financial statements for the fiscal years ended December 31, 2010 and December 31, 2011.

The Audit Committee pre-approved all of Grant Thornton’s fees for 2010 and 2011 through a formal engagement letter.  The policy of the Audit Committee and our Board, as applicable, is to pre-approve all services by our independent registered public accounting firm.  The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by our independent registered public accounting firm.  The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent registered public accounting firm’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth the pre-approval requirements for all permitted services.  Under the policy, all services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors of Crimson Exploration Inc. to assist the Board in fulfilling its oversight responsibilities relating to Crimson Exploration Inc.’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Crimson Exploration Inc.’s financial reports.  The Audit Committee manages Crimson Exploration Inc.’s relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee.

The Audit Committee has reviewed and discussed with management and with Grant Thornton LLP, the independent registered public accounting firm, Crimson Exploration Inc.’s audited financial statements as of and for the year ended December 31, 2011.  The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Grant Thornton LLP submitted to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence.  The Audit Committee discussed with Grant Thornton LLP such firm’s independence.  The Audit Committee has also considered whether the provision of non-audit services to Crimson Exploration Inc. by Grant Thornton LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in Crimson Exploration Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

                                                  THE AUDIT COMMITTEE,

                                                  Lon McCain
                                                  Adam C. Pierce
                                                  Cassidy J. Traub

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 30, 2012 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially more than 5% of the outstanding Common Stock, each director, each director nominee, our named executive officers, and our directors and executive officers as a group.  The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC.  For the purpose of calculating the number of shares of Common Stock beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 30, 2012 by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Allan D. Keel (1,2)	1,024,122	2.2
E. Joseph Grady (2,3)	509,090	1.1
A. Carl Isaac (2,4)	188,695	*
Jay S. Mengle (2,5)	310,544	*
Thomas H. Atkins (2,6)	221,514	*
B. James Ford (7,8)	—	*
Adam C. Pierce (7,8)	—	*
Cassidy J. Traub (7,8)	—	*
Lee B. Backsen (2,9)	87,993	*
Lon McCain (2,9)	58,293	*
Ni Zhaoxing (12,13,14)	—	*
All current directors and officers as a group (11 persons)(10)	2,400,251	5.2
Oaktree Holdings (8,11)	15,537,344	33.7
America Capital Energy Corporation (13,15, 16)	6,645,605	14.4

*	Denotes less than 1% of class beneficially owned.

(1)	Reported Common Stock is all held directly and includes 125,000 shares subject to currently exercisable options.

(2)	Stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

(3)	Reported Common Stock is all held directly and includes 56,250 shares subject to currently exercisable options.

(4)	Reported Common Stock is all held directly and includes 30,000 shares subject to currently exercisable options.

(5)	Reported Common Stock includes and includes 302,594 held directly and includes 11,250 shares subject to currently exercisable options. Mr. Mengle’s wife holds 7,950 shares.

(6)	Reported Common Stock is all held directly and includes 9,575 shares subject to currently exercisable options.

(7)	Excludes shares held by affiliates of Oaktree Capital Management, LLC, of which Messrs. Ford, Pierce and Traub each disclaim beneficial ownership.

(8)	Stockholder’s address is c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(9)	Reported Common Stock includes shares issued to Messrs. McCain and Backsen for director fees for service on our Board for the period of June 1, 2005 through May 30, 2012.

(10)	Reported Common Stock is all held directly and includes 217,075 shares subject to currently exercisable options.

(11)
OCM Principal Opportunities Fund III, L.P. (“POF III”) is the managing member of Oaktree Holdings and, therefore, has investment and voting control over the securities held by Oaktree Holdings.  OCM Principal Opportunities Fund III GP, LLC (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I”) is the managing member of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, Oaktree Capital Group Holdings L.P. (“OCH”) is the holder of a majority of the voting units of OCG, and Oaktree Capital Group Holdings GP, LLC is the general partner of OCH. OCM Principal Opportunities Fund IV, L.P. is the managing member of OCM Crimson (the “Oaktree Crimson Fund”), OCM Principal Opportunities Fund IV GP, L.P. (the “Crimson Fund GP”) is the general partner of the Oaktree Crimson Fund, OCM

Principal Opportunities Fund IV GP, Ltd. (“Crimson GP”) is the general partner of Crimson Fund GP, and GP I is the sole stockholder of Crimson GP.

(12)	Excludes shares held by America Capital Energy Corporation and Petro Energy Worldwide Investment Ltd., of which Mr. Ni Zhaoxing disclaims beneficial ownership.

(13)	Stockholder’s address is Chrysler Building, 405 Lexington Avenue, 65th Floor, New York, New York 10174.

(14)	Mr. Ni Zhaoxing is the Chairman and Chief Executive Officer of America Capital Energy Corporation and Shanghai Zhong Rong Property Group Co., Ltd.

(15)
Shanghai Zhong Rong Property Group Co., Ltd. is the sole stockholder of America Capital Energy Corporation and has shared voting power and shared dispositive power over the securities held by America Capital Energy Corporation.

(16)	Includes shares held by Petro Energy Worldwide Investment Ltd. Mr. Ni Zhaoxing is the director of Petro Energy Worldwide Investment Ltd.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2011 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a), other than (1) Form 4s due on February  22, 2011 reporting the grant of options to purchase common stock of the Company to Messrs. Keel, Grady, Mengle and Atkins and the cancellation of options to purchase common stock of the Company by Messrs. Keel, Grady, Mengle and Atkins, (2) Form 4s due on March 1, 2011 reporting the withholding of shares to satisfy tax obligations upon the vesting of restricted shares for Mr. Grady, Mr. Mengle and Mr. Atkins, (3) Form 4 due on August 29, 2011 reporting an open market purchase of common  stock for Mr. Isaac, and (4) Form 4 due on August 30, 2011 reporting an open market purchase of common stock for Mr. Backsen.  While not filed timely under Section 16(a), each of the Form 4s listed above was filed within a reasonable time following the deadline for timely filed reports (and in some cases, the following day).

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2013 ANNUAL MEETING

Pursuant to the rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.  In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by us no later than December 24, 2012.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our By-Laws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our By-Laws.  A stockholder making a nomination for election to our Board or a proposal of business for the 2013 Annual Meeting of Stockholders must deliver proper notice to us at least 90 days but not more than 120 days prior to the anniversary date of the 2012 Annual Meeting of Stockholders.  In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it should be properly submitted to us no earlier than January 30, 2013 and no later than March 1, 2013.

For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to us must include the candidate’s name, contact information, biographical information and qualifications.  The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected.  From time to time, the Nominating and Governance Committee may request additional information from the nominee or the stockholder.  For additional information about the notice requirements for director nominations, see Section 3.2 of our By-Laws.  For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal.  For additional information about the notice requirements for other stockholder business, see Section 2.7 of our By-Laws.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before March 9, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2).  If we first receive notice of the matter after March 9, 2013, and the matter nonetheless is permitted to be presented at the 2013 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

OTHER BUSINESS

Our Board knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting.  However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the person(s) named in the accompanying Proxy to vote in accordance with their best judgment in the interest of our company and our stockholders.

ANNUAL REPORT

        A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, but not including exhibits, is available at www.crimsonexploration.com. A copy of our Form 10-K, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person.  Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.   Such requests should be directed to our Investor Relations department, Attn: Josh Wannarka, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7571.

CRIMSON EXPLORATION, INC.
ATTN: ACCOUNTS PAYABLE
717 TEXAS AVE., SUITE 2900
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	For All	Withhold All	For All Except
Nominees	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Allan D. Keel 02 Lee B. Backsen 03 B. James Ford 04 Lon McCain 05 Adam C. Pierce
06 Cassidy J. Traub 07 Ni Zhaoxing

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
2	The adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers.	O	O	O

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		3 years	2 years	1 year	Abstain
3	The approval, on an advisory basis, of the frequency of advisory votes on executive compensation every three years.	O	O	O	O

The Board of Directors recommends you vote FOR proposals 4 and 5.

		For	Against	Abstain
4	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2012 fiscal year.	O	O	O
5	Transaction of such other business as may arise that can be properly conducted at the meeting or any adjournment or postponement thereof.	O	O	O

For address change/comments, mark here. O
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	O	O

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000141392_1 R1.0.0.11699

YOUR VOTE AND PARTICIPATION IN CRIMSON EXPLORATION INC.'S AFFAIRS ARE IMPORTANT. TOENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

- USE THE TOLL-FREENUMBER (1-800-690-6903);
- VISIT THE WEBSITE (www.proxyvote.com) to vote via the internet;
- MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; or
- VOTE IN PERSON by appearing at the Annual Meeting and Submitting a ballot.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

CRIMSON EXPLORATION INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2012

The undersigned hereby revokes all prior proxies and appoints Allan D. Keel and E. Joseph Grady, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock on Crimson Exploration Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2012 at 2:00 p.m., Central Daylight Time, at 717 Texas Avenue, Suite 1600, Houston, Texas 77002, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE ADOPTION, ON AN ADVISORY BASIS, OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS, FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000141392_2 R1.0.0.11699